EXHIBIT 10(h)

IMPERIAL SUGAR COMPANY

SUMMARY MANAGEMENT INCENTIVE PLAN

The Company has adopted Management Incentive Plans for Fiscal 2006 and 2007 for executive officers and certain other participants. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The corporate profitability targets for Fiscal 2006 are based on the Company’s attainment of certain EBITDA goals. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary, ranging from 10% to 100% at the target EBITDA level and based on participants responsibilities and position within the Company.

Fiscal 2006 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals which are quantifiable and result in payment only if the individual performance goals are reached and a profitability target based on EBITDA is achieved. Actual EBITDA must exceed a certain threshold amount to permit any payment on individual performance goals; at that level, the bonus payment would be at 50% of the individual performance component, increasing ratably to 200% for officer participants if actual EBITDA reaches approximately 147% of the EBITDA target and 250% for non-officer participants if actual EBITDA reaches approximately 220% of the EBITDA target.

Fiscal 2007 Plan

The fiscal 2007 plan is conceptually similar to the 2006 plan and uses EBITDA in determining the corporate profitability targets. Individual performance goals will be treated similar to the 2006 plan. Twenty-five percent of an officer’s target bonus will be paid when a specific level of EBITDA is achieved and that percentage will increase in varying degrees through 100% of target bonus for target EBITDA and a maximum of 200% of target bonus when a higher level of EBITDA is achieved.

Executive Officer	Target Percentage of Salary
Robert A. Peiser	100
T. Kay Hastings	50
Patrick D. Henneberry	50
H.P. Mechler	50
William F. Schwer	50
J. Eric Story	30

The corporate profitability component represents 80% of the target for Mr. Peiser, 70% of the target for Mr. Henneberry and Mr. Mechler and 60% of the target for the remaining executive officers.